Exhibit 99.1

VOLT INFORMATION SCIENCES RECEIVES NEW YORK STOCK EXCHANGE LISTING EXTENSION

New York, New York, July 26, 2010 – Volt Information Sciences, Inc. (NYSE: VOL) announced that the New York Stock Exchange has provided the Company an additional extension, until December 31, 2010, to file its Annual Report on Form 10-K for the year ended November 1, 2009 with the Securities and Exchange Commission in order to maintain the continued listing and trading of the Company’s common stock on the NYSE.  Under NYSE rules, the Company previously had an extension to file the report until August 2, 2010.  The NYSE has advised the Company that the extension is subject to reassessment on an ongoing basis and that the Exchange will closely monitor the progress made toward the filing of the 10-K Report during this additional period.

The Company has previously reported that it is delayed in filing this Report, is in the process of restating its financial statements for its 2007 and 2008 fiscal years, and is examining whether periods prior to fiscal 2007 will need to be restated.  The Company noted that it expects to file the Report within the time frame required by the New York Stock Exchange.

About Volt Information Sciences, Inc. Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the staffing segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs and Recruitment Process Outsourcing (RPO) services. Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward- looking statements is contained in Company reports filed with the Securities and Exchange Commission.

Contact:

Ron Kochman
Volt Information Sciences
voltinvest@volt.com